EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.35 on Record Revenues of $196 Million

BENTONVILLE, Ark., May 21, 2020 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the fourth quarter and the full fiscal year 2020. The fourth quarter results include an $11.7 million pretax charge to increase the allowance for credit losses due to the COVID-19 pandemic.

“As we push through the COVID-19 pandemic, our financial position and operating results reflect the quality and power of our Car-Mart business model. We are a ground-level operator and were able to turn on a dime to keep our dealerships open in accordance with all state and local orders so that we could continue serving the essential needs of our communities throughout the crisis,” said Jeff Williams, President and CEO.

“To better serve our customers, as well as for their health and safety, we quickly launched curbside and home delivery processes. We also increased our digital efforts, which included expanding communications channels with our customers to ensure they know how much we care about them individually.

“In our nearly 40 years of business, we have weathered many storms, but through them all, we were steadfast in our focus on the customer experience – ‘Keeping our Customers on the Road and giving them Peace of Mind.’ Our commitment to our customers has never been stronger, and during these challenging times, we moved even closer to our customers and united together as a family. We are a small-town character lender and really stepped up and walked the walk by truly living out our company’s mission, vision, and values in our daily work.

“Our company has most certainly prioritized the safety and well-being of our associates and customers during the pandemic.  We will continue to be diligent and aggressive in educating ourselves and our team members on ways to help prevent or reduce the risk of exposure to the virus,” added Mr. Williams.

“Words can’t express how proud I am of our associates, and how our team continues to rise to the occasion in the face of maybe the greatest healthcare crisis and most certainly the largest financial disruption in the history of our country. The fact that we deeply understand our company’s purpose is carrying us through this crisis and will set a firm foundation for us to continue our path of serving more customers with great vehicles and excellent customer service.  Thank you to our Car-Mart associates for taking care of each other and our customers, and for improving the communities in which we do business. I am grateful for the hard work, dedication, and compassion of our associates. Their caring and compassion is making a real difference in the lives of so many good people facing increased financial and personal challenges in these trying times. I am in awe of the great people we have in this company and I am humbled to be part of the team,” said Mr. Williams.

“We will keep investing in our business, including recruiting, training, and retention of quality associates. We will be diligent in improving our operations, with significant emphasis on our vehicle inventory. And we will put a laser focus on delivering an exceptional customer experience. That is why we believe our company’s future is very bright. We expect disruptions in the consumer credit markets and in vehicle supply channels to present positive opportunities for our business and we intend to be ready to leverage our position moving forward.  As we have said, we believe that most of our dealerships can serve 1,000 or more customers over time and we have significant opportunities to gain market share from our existing locations,” added Mr. Williams. “In addition, new lot openings and strategic acquisitions are expected to be part of our plan as we move forward. The market we serve is large and our growth will be at a rate that aligns with our ability to serve our customers after the sale at the highest level of service.”

“We have taken several steps to ensure financial flexibility during this unprecedented time,” said Vickie Judy, Chief Financial Officer.  “We took a $30 million draw on our revolving credit facility and significantly reduced expenses during the last half of the quarter, including part-time and hourly payroll as well as other non-associate related expenses.  As a result of these efforts, our cash balance is at $59.6 million and our debt, net of cash, to finance receivables is 25.1%, compared to 27.8% for the prior year-end.  We have also taken advantage of deferring the employer share of social security payroll taxes as permitted under the CARES Act. Although we reduced hours for certain associates, we are happy to say these measures have allowed us to maintain workforce engagement with no disruption to associate benefits.  Total SG&A spend increased $2.3 million compared to the prior year quarter, primarily due to payroll costs for additional associate count as well as continued investments in pay, benefits and training.”

“For the safety of our customers and associates, we suspended certain collection activities, including personal visits and repossession efforts, for a period of time during the pandemic.  This resulted in a lower amount of net charge-offs as a percent of average finance receivables for the quarter.  However, COVID-19 has impacted our customers and resulted in increased past-due amounts as a percentage of receivables, resulting in uncertainty of how customers pay and react in this new environment.  As a result, we have increased our allowance for credit losses from 24.5% to 26.5% resulting in an $11.7 million pre-tax charge to the provision in the fourth quarter,” added Ms. Judy. “As Jeff mentioned, we are very focused on working with our customers to keep them in their vehicle and on the road.”

“Our strong balance sheet and the agility and determination that our associates demonstrated during these unprecedented times position us to provide a great customer experience and capture market share as we move forward.  For the year ended April 30, 2020, we added $77.9 million in receivables, repurchased $16.0 million of our common stock, and funded $5.5 million in net capital expenditures, a total of $99.4 million, with only a $4.8 million increase in debt net of cash. We will continue to remain focused on cash-on-cash returns and maintaining a strong balance sheet.” added Ms. Judy.

Conference Call

Management will be holding a conference call on Friday, May 22, 2020 at 11:00 a.m. Eastern Time to discuss quarterly results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #4983797.

About America's Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

America’s Car-Mart, Inc. was named to the Forbes America’s Best Mid-Size Employers list in 2019 for the second consecutive year and has sold over 690,000 vehicles since fiscal year 2000.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality; and
  the Company’s business and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  business and economic disruptions and uncertainty resulting from the COVID-19 pandemic and efforts to mitigate the financial impact and health risks associated with the pandemic;
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts: Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2020	Three Months Ended
	April 30,		vs.	April 30,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	13,314	13,094	1.7%
Average number of stores in operation	147	144	2.1
Average retail units sold per store per month	30.2	30.3	(0.3)
Average retail sales price	$12,408	$11,305	9.8
Gross profit per retail unit	$5,232	$4,855	7.8
Same store revenue growth	8.6%	2.9%
Net charge-offs as a percent of average finance receivables	5.6%	6.4%
Collections as a percent of average finance receivables	15.0%	16.0%
Average percentage of finance receivables-current (excl. 1-2 day)	79.6%	80.9%
Average down-payment percentage	7.8%	8.2%

Period End Data:
Stores open	148	144	2.8%
Accounts over 30 days past due	6.2%	2.9%
Active customer count	80,669	75,609	6.7%
Finance receivables, gross	$621,182	$543,328	14.3%

Operating Statement:
Revenues:
Sales	$171,922	$156,193	10.1%	100.0%	100.0%
Interest income	23,767	20,689	14.9	13.8	13.2
Total	195,689	176,882	10.6	113.8	113.2

Costs and expenses:
Cost of sales	102,260	92,624	10.4	59.5	59.3
Selling, general and administrative	30,464	28,181	8.1	17.7	18.0
Provision for credit losses	49,361	34,744	42.1	28.7	22.2
Interest expense	1,943	1,988	(2.3)	1.1	1.3
Depreciation and amortization	926	1,020	(9.2)	0.5	0.7
Gain on disposal of property and equipment	(153)	(3)	5,000.0	-	-
Total	184,801	158,554	16.6	107.5	101.5

Income before taxes	10,888	18,328		6.3	11.7

Provision for income taxes	1,629	3,763		0.9	2.4

Net income	$9,259	$14,565		5.4	9.3

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$9,249	$14,555

Earnings per share:
Basic	$1.40	$2.17
Diluted	$1.35	$2.07

Weighted average number of shares used in calculation:
Basic	6,616,305	6,699,772
Diluted	6,872,769	7,021,160

			% Change	As a % of Sales
	Years Ended		2020	Years Ended
	April 30,		vs.	April 30,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	52,914	50,257	5.3%
Average number of stores in operation	146	142	2.8
Average retail units sold per store per month	30.2	29.5	2.4
Average retail sales price	$11,793	$11,125	6.0
Gross profit per retail unit	$4,999	$4,827	3.6
Same store revenue growth	9.3%	8.4%
Net charge-offs as a percent of average finance receivables	23.1%	25.7%
Collections as a percent of average finance receivables	55.1%	55.3%
Average percentage of finance receivables-current (excl. 1-2 day)	82.2%	81.7%
Average down-payment percentage	6.4%	6.5%

Period End Data:
Stores open	148	144	2.8%
Accounts over 30 days past due	6.2%	2.9%
Active customer count	80,669	75,609	6.7%
Finance receivables, gross	$621,182	$543,328	14.3%

Operating Statement:
Revenues:
Sales	$652,992	$586,508	11.3%	100.0%	100.0%
Interest income	91,619	82,614	10.9	14.0	14.1
Total	744,611	669,122	11.3	114.0	114.1

Costs and expenses:
Cost of sales	388,475	343,898	13.0	59.5	58.6
Selling, general and administrative	117,762	107,249	9.8	18.0	18.3
Provision for credit losses	162,246	146,363	10.9	24.8	25.0
Interest expense	8,052	7,883	2.1	1.2	1.3
Depreciation and amortization	3,839	3,969	(3.3)	0.6	0.7
Gain on disposal of property and equipment	(114)	(91)	25.3	-	-
Total	680,260	609,271	11.7	104.2	103.9

Income before taxes	64,351	59,851		9.9	10.2

Provision for income taxes	13,008	12,226		2.0	2.1

Net income	$51,343	$47,625		7.9	8.1

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$51,303	$47,585

Earnings per share:
Basic	$7.74	$6.99
Diluted	$7.39	$6.73

Weighted average number of shares used in calculation:
Basic	6,630,023	6,810,879
Diluted	6,945,652	7,071,768

	April 30,	April 30,	April 30,
	2020	2019	2018

Cash and cash equivalents	$59,560	$1,752	$1,022
Finance receivables, net	$466,141	$415,486	$383,617
Inventory	$36,414	$37,483	$33,610
Total assets	$667,324	$492,542	$455,584
Total debt	$215,568	$152,918	$152,367
Treasury stock	$246,911	$230,902	$204,325
Total equity	$302,759	$260,510	$230,535
Shares outstanding	6,619,319	6,699,421	6,849,161

Finance receivables:
Principal balance	$621,182	$543,328	$501,438
Deferred revenue - payment protection plan	(24,480)	(21,367)	(19,823)
Deferred revenue - service contract	(11,641)	(10,592)	(10,332)
Allowance for credit losses	(155,041)	(127,842)	(117,821)

Finance receivables, net of allowance and deferred revenue	$430,020	$383,527	$353,462

Allowance as % of principal balance net of deferred revenue	26.5%	25.0%	25.0%

Changes in allowance for credit losses:
	Three Months Ended		Years Ended
	April 30,		April 30,
	2020	2019	2020	2019
Balance at beginning of period	$140,282	$127,980	$127,842	$117,821
Provision for credit losses	49,361	34,744	162,246	146,363
Charge-offs, net of collateral recovered	(34,602)	(34,882)	(135,047)	(136,342)
Balance at end of period	$155,041	$127,842	$155,041	$127,842